Exhibit 99.1

NEWS RELEASE

Kinetik Announces Transfer of Its Common Stock Listing to New York Stock Exchange

HOUSTON and MIDLAND, Texas, October 10, 2022 – Kinetik Holdings Inc. (NASDAQ: KNTK) (“Kinetik” or the “Company”) today announced the transfer of its Class A Common Stock to the New York Stock Exchange (“NYSE”) from the Nasdaq Global Select Market (“Nasdaq”).

Kinetik’s Class A Common Stock will begin trading on the NYSE under its current ticker symbol, “KNTK”, at the open of trading on Monday, October 24, 2022. The Company’s Class A Common Stock will continue to trade on Nasdaq until the close of trading on Friday, October 21, 2022 and will be delisted from Nasdaq in connection with the listing on the NYSE.

Kinetik’s Chief Executive Officer and President, Jamie Welch, will be joined by other members of Company management to ring the opening bell of the NYSE on Monday, October 24, 2022 to commemorate Kinetik’s listing on the NYSE and the one-year anniversary of the business combination of its predecessors, Altus Midstream Company and BCP Raptor Holdco LP, which combined to form Kinetik.

About Kinetik Holdings Inc.

Kinetik is a fully integrated, pure-play, Permian-to-Gulf Coast midstream C-corporation operating in the Delaware Basin. Kinetik is headquartered in Houston and Midland, Texas. Kinetik provides comprehensive gathering, transportation, compression, processing and treating services for companies that produce natural gas, natural gas liquids, crude oil and water. Kinetik posts announcements, operational updates, investor information and press releases on its website, www.kinetik.com.

Contacts

Kinetik Investors:            (713) 487-4832         Maddie Wagner

Website:        www.kinetik.com

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